Exhibit 99.1

Howard Bancorp, Inc. Announces Results for Second Quarter of 2016

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 21, 2016--Howard Bancorp, Inc. (Nasdaq: HBMD) (the “Company”), the parent company of Howard Bank (the “Bank”), today reported its financial results for the three month and six month periods ended June 30, 2016.

A summary of results for the three and six month periods ended June 30, 2016 is as follows:

  Net income available to common shareholders increased to $2.44 million for the first half of 2016 compared to $1.38 million in the first six months of 2015, representing an increase of $1.06 million or 77%. Earnings per common share (EPS) for the first half of 2016 were $0.35 compared to $0.31 for the same six month period in 2015, representing an increase of 14%. The disparity between the net income growth of 77% versus the EPS growth of 14% was influenced by a 2.5 million or 55% increase in the average number of shares outstanding for 2016 resulting from our common stock offering in June 2015 and shares issued in connection with our acquisition of Patapsco Bancorp, Inc. and its subsidiary, The Patapsco Bank, in the third quarter of 2015.
  Net income available to common shareholders for the quarter ended June 30, 2016 was $1.5 million, or $0.22 per share, compared to $760 thousand, or $0.16 per share, a year earlier. This represented an increase of $772 thousand, or 102%, in net income available to shareholders and an increase in quarterly EPS of $.06, or 41%. The second quarter of 2016 EPS results were similarly impacted by the large increase in average shares outstanding.
  Total assets grew to $989 million at June 30, 2016, representing growth of $42 million, or 4%, from assets of $947 million at December 31, 2015 and nearly $242 million or 32% over assets of $747 million at June 30, 2015. Total loans held in our portfolio increased $37 million, or 5%, from $760 million at December 31, 2015 and by nearly $214 million, or 37%, from $583 million to $797 million, when comparing June 30, 2016 to June 30, 2015. Approximately $141 million or 24% of the loan growth since June 30, 2015 is attributable to the Patapsco acquisition.
  Deposits increased to $798 million at June 30, 2016 from $747 million on December 31, 2015 and $576 million on June 30, 2015, representing growth of $51 million, or 7%, since December 31, 2015 and $222 million, or 39%, since June 30, 2015. $154 million or 27% of the increase in deposits since June 30, 2015 is attributable to the Patapsco transaction. Demand deposits, which not only represent the lowest cost source of funding available to a bank but also are most reflective of the core customer relationships targeted by the Bank, grew from $149 million at June 30, 2015 and $174 million at December 31, 2015 to $180 million at the end of the first half of 2016, representing growth in this highly coveted deposit category of $6 million or 3% and $31 million or 21%, respectively.
  Tangible book value per share at June 30, 2015, which was prior to the Patapsco acquisition was $11.14 per share, increased to $11.45 per share at June 30, 2016. When comparing June 30, 2016 to the same point in 2015, total common equity increased by $11.0 million or 15%. This was the result of $8.05 million in stock issued with the Patapsco acquisition and the remainder generated primarily from earnings.
  In May of 2016, Howard Bancorp redeemed the $12.6 million of SBLF preferred stock issued to the U.S. Treasury in 2011, which reduced total capital levels, but did not impact total common equity. As a result, both total capital and total common equity were $83.1 million at June 30, 2016 compared to total capital of $84.6 million and total common equity of $72.1 million at June 30, 2015.
  James D. Witty, the former Maryland regional president for BB&T, joined us as executive vice president and chief lending officer and is responsible for all commercial business development and relationship management in Howard Bank’s rapidly growing footprint. We also executed a four person team lift out comprised of experienced Greater Baltimore based commercial relationship managers during the second quarter of 2016.

Chairman and CEO Mary Ann Scully stated, “We are pleased to report yet another quarter of strong organic loan growth with an annualized growth rate of 12% in the second quarter – above our benchmark levels of 8% to 10% in organic growth. We are also pleased with our growth in transaction deposit accounts which have grown over the last six months at an annualized rate of 12%, as well as the strong performance in our mortgage banking revenues. We look to continued growth in these three metrics to continue to drive greater profitability as well as improved returns. Our ROA and ROE for the first half of 2016 showed continued movement in the direction sought as we have achieved both a more relevant and a more sustainable size. The Company remains committed to both continued growth and improved efficiency. The branch efficiency moves announced in the last quarter are being supplemented by a number of process improvement initiatives. This dual focus allows us to continue to invest in our marketplace, as exemplified by the recent addition of an extremely well-regarded and experienced chief lending officer and a team of Baltimore-based relationship managers. The Bank has successfully executed in the last three years, on a number of occasions, on the tactic of a team lift out in our expanding footprint to enrich our advice and delivery oriented strategy. We look forward to our continued positioning as the 'Go to' commercial bank in the greater Baltimore region.”

For the first six months of 2016, the Company reported net interest income of $17.0 million compared to $13.6 million for the first six months of 2015, an increase of approximately $3.4 million or 25%. This was driven primarily by a $4.3 million, or 29%, increase in total interest income for the first six months of 2016 due to the growth in average loans as well as growth in our securities portfolio. Given the overall growth in deposits and borrowing levels, the Company recorded an increase in total interest expense of $803 thousand or 60% for the first half of 2016 versus the same period in 2015. The percentage increase in interest expense compared to the increase in interest income is partially attributable to the redemption of the SBLF preferred stock. The preferred stock included a quarterly dividend payment, thus it was not a component of our interest expense. The redemption of the preferred stock was funded by an increase in holding company borrowings. These additional borrowings have interest payments and are a component of our overall interest expense. As anticipated, this also had an impact on our net interest margin, which experienced declines for both the six month margin results and the quarterly margin when comparing 2016 to 2015.

In addition to the growth in net interest income, there was a similar increase in noninterest income for the first half of 2016 compared to the first half of 2015. Total noninterest income for the first half of 2016 was $7.4 million, which represents an increase of $1.6 million, or 28%, from $5.8 million in the first half of 2015. The largest increase in noninterest revenue was from our mortgage banking activities, which generated revenue from fees and gains on sales of mortgage loans totaling $5.7 million for the first half of 2016, compared to $4.8 million for the same period in 2015, representing a revenue increase $950 thousand, or 20%. The first half of 2016 also benefitted from the sale of an acquired impaired loan, which resulted in a gain of approximately $675 thousand. In addition, service charges on deposits decreased by $80 thousand, or 20%, for the first six months of 2016 versus the same period in 2015, due mostly declines in the levels of overdraft fees. Other noninterest income increased by $88 thousand, or 15%, for the first six months of 2016 compared to the same period in 2015, primarily from higher earnings on our bank owned life insurance program.

Provision for credit losses was $900 thousand for the six months ended June 30, 2016 compared to $785 thousand for the same period in 2015. This increase is largely due to the continuing growth in our loan portfolio, as well as some specific amounts required from our ongoing monitoring of troubled credits.

Total noninterest expenses grew to $19.5 million for the first half of 2016 compared to non-merger related expenses of $15.1 million for the first half of 2015, an increase of $4.4 million or 29%. Approximately $1.7 million of this increase was in the compensation category, which grew 21% when comparing the first six months of 2016 versus the same period in 2015. The increased compensation costs resulted from the increase in the number of locations we operate and the larger infrastructure resulting from the Patapsco acquisition as well as continuing organic growth. In addition to the increased compensation costs, occupancy related costs increased by $684 thousand or 36%. Approximately $500 thousand of this increase was the non-recurring cost to exit lease agreements on three branch locations that we closed during the second quarter, and the rest of the increase was primarily from the acquired and organic franchise growth experienced. The remaining net $2.0 million increased expenses in other expense categories are generally also related to our overall company expansion.

While the ratio of total equity to total assets fell from 11.33% at June 30, 2015 to 8.40% at June 30, 2016, largely influenced by our redemption of the SBLF preferred stock, the ratio of our common equity to total assets also declined from 9.65% to 8.40% given the growth in assets. All of our regulatory capital ratios continue to be well in excess of the levels that categorize us as a well-capitalized bank.

Our asset quality measures continue to remain a major focus of attention for management and the Board of Directors. One of the Company’s primary measures of asset quality is the ratio of non-performing assets to total assets. This asset quality measure decreased to 1.11% at June 30, 2016, from 1.20% at March 31, 2016 and 1.27% at the end of June 2015. While OREO has been relatively unchanged, non-performing loans decreased by $845 thousand during the second quarter of 2016.

The statements in this press release regarding continued growth in loans, transaction deposit accounts and mortgage banking revenues, greater profitability and increased returns, constitute forward-looking statements, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current beliefs and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, future declines in real estate values, deterioration in general economic conditions, either nationally or in our market area (including as a result of the pending exit of the United Kingdom from the European Union), or a return to recessionary conditions, changes in the interest rate environment that reduce our margins, the fair value of our financial instruments or the demand for loans, and changes in laws or government regulations or policies affecting financial institutions, as well as other risks and uncertainties, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission and in other filings the Company may make. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Six months ended		Three months ended
(Dollars in thousands, except per share data.)	June 30,		Jun 30	Mar 31	Jun 30
Operation Statement Data:	2016	2015	2016	2016	2015
Interest income	$19,165	$14,910	$9,553	$9,612	$7,484
Interest expense	2,147	1,344	1,178	969	685
Net interest income	17,018	13,566	8,375	8,643	6,799
Provision for credit losses	900	785	515	385	535
Noninterest income	7,422	5,787	4,570	2,852	3,438
Non-recurring charges	-	1,137	-	-	731
Other noninterest expense	19,537	15,138	9,861	9,676	7,709
Pre-tax income	4,003	2,293	2,569	1,434	1,262
Federal and state income tax expense	1,402	853	927	474	471
Net income	2,601	1,439	1,642	960	791
Preferred stock dividends	166	63	110	57	31
Net income available to common shareholders	$2,435	$1,377	$1,532	$903	$760

Per share data and shares outstanding:
Net income per common share, basic	$0.35	$0.31	$0.22	$0.13	$0.16
Book value per common share at period end	$11.90	$11.36	$11.90	$11.68	$11.36
Tangible book value per common share at period end	$11.45	$11.14	$11.45	$11.21	$11.14
Average common shares outstanding	6,963,199	4,478,972	6,970,876	6,955,462	4,841,538
Shares outstanding at period end	6,978,217	6,358,788	6,978,217	6,964,918	6,358,788

Financial Condition data:
Total assets	$988,818	$746,881	$988,818	$990,438	$746,881
Loans receivable (gross)	797,146	582,702	797,146	774,229	$582,702
Allowance for credit losses	(5,744)	(4,199)	(5,744)	(5,256)	$(4,199)
Other interest-earning assets	137,785	125,541	137,785	161,302	$125,541
Total deposits	798,118	575,716	798,118	803,176	$575,716
Borrowings	101,373	79,525	101,373	86,334	$79,525
Total stockholders’ equity	83,068	84,627	83,068	93,946	$84,627
Common equity	83,068	72,065	83,068	81,384	$72,065

Average assets	$956,322	$699,114	$974,355	$938,289	$707,289
Average stockholders' equity	89,065	62,998	85,922	92,207	67,270
Average common stockholders' equity	80,368	50,436	81,091	79,645	54,708

Selected performance ratios:
Return on average assets	0.55%	0.42%	0.68%	0.41%	0.45%
Return on average common equity	6.49%	5.76%	8.12%	4.83%	5.80%
Net interest margin(1)	3.79%	4.13%	3.66%	3.93%	4.06%
Efficiency ratio(2)	79.94%	84.10%	76.17%	84.18%	82.45%

Asset quality ratios:
Nonperforming loans to gross loans	1.09%	1.20%	1.09%	1.24%	1.20%
Allowance for credit losses to loans	0.72%	0.72%	0.72%	0.68%	0.72%
Allowance for credit losses to nonperforming loans	65.90%	59.94%	65.90%	54.97%	59.94%
Nonperforming assets to loans and other real estate	1.38%	1.62%	1.38%	1.54%	1.62%
Nonperforming assets to total assets	1.11%	1.27%	1.11%	1.20%	1.27%

Capital ratios:
Leverage ratio	8.36%	11.90%	8.36%	9.87%	11.90%
Tier I risk-based capital ratio	9.70%	13.16%	9.70%	11.47%	13.16%
Total risk-based capital ratio	10.80%	13.82%	10.80%	12.13%	13.82%
Average equity to average assets	9.31%	9.01%	8.82%	9.83%	9.51%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except per share amounts)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$24,618	$50,725	$31,071	$16,517	$27,360
Interest-bearing deposits	8,190	4,246	7,269	1,830	1,646
Total cash and cash equivalents	32,808	54,971	38,340	18,347	29,006

Investment Securities:
Available-for-sale	57,693	70,150	49,573	39,178	34,581
Federal Home Loan Bank stock, at cost	3,934	3,849	4,163	3,185	3,385
Total investment securities	61,627	73,999	53,736	42,363	37,966

Loans held-for-sale	51,010	40,027	49,677	64,427	65,759

Loans:	797,146	774,229	760,002	755,500	582,702
Allowance for credit losses	(5,744)	(5,256)	(4,869)	(4,317)	(4,199)
Net loans	791,402	768,973	755,133	751,183	578,503

Accrued interest receivable	2,484	2,360	2,144	2,221	1,636

Bank premises and equipment, net	20,481	20,758	20,765	20,427	16,108

Other assets:
Goodwill	603	603	603	1,132	-
Bank owned life insurance	21,053	20,899	18,548	16,618	11,834
Other intangibles	2,550	2,726	2,903	3,117	1,224
Other assets	4,800	5,122	4,910	4,658	4,845
Total other assets	29,006	29,350	26,964	25,525	17,903
Total assets	$988,818	$990,438	$946,759	$924,493	$746,881

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$179,699	$177,621	$173,689	$171,349	$148,928
Interest bearing deposits	618,419	625,555	573,719	571,417	426,788
Total deposits	798,118	803,176	747,408	742,766	575,716
Borrowed funds	101,373	86,334	98,828	80,559	79,525
Other liabilities	6,259	6,982	7,624	9,088	7,013
Total liabilities	905,750	896,492	853,860	832,413	662,254
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	-	12,562	12,562	12,562	12,562
Common stock – $.01 par value	70	70	70	69	64
Additional paid-in capital	70,824	70,698	70,587	70,173	61,919
Retained earnings	12,147	10,615	9,712	9,257	10,073
Accumulated other comprehensive income/(loss), net	27	1	(32)	19	9
Total stockholders' equity	83,068	93,946	92,899	92,080	84,627
Total liabilities and stockholders' equity	$988,818	$990,438	$946,759	$924,493	$746,881

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$79,915	$78,055	$76,830	$75,268	$70,841
Tier 1 Leverage (to average assets)	8.36%	9.87%	9.90%	11.17%	11.90%
Common Equity Tier 1 Capital (to risk weighted assets)	8.36%	11.47%	11.47%	11.57%	13.16%
Tier 1 Capital (to risk weighted assets)	9.70%	11.47%	11.47%	11.57%	13.16%
Total Capital Ratio (to risk weighted assets)	10.80%	12.13%	12.09%	12.14%	13.82%

ASSET QUALITY INDICATORS
(Dollars in thousands)

Non-performing assets:
Total non-performing loans	$8,717	$9,562	$10,370	$8,100	$7,005
Real estate owned	2,286	2,369	2,369	1,764	2,480
Total non-performing assets	$11,003	$11,931	$12,739	$9,877	$9,485

Non-performing loans to total loans	1.09%	1.24%	1.36%	1.07%	1.20%
Non-performing assets to total assets	1.11%	1.20%	1.35%	1.07%	1.27%
ALLL to total loans	0.72%	0.68%	0.64%	0.57%	0.72%
ALLL to non-performing loans	65.90%	54.97%	46.96%	53.30%	59.94%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Total interest income	$9,553	$9,612	$9,950	$8,489	$7,484
Total interest expense	1,178	969	920	808	685
Net interest income	8,375	8,643	9,030	7,681	6,799
Provision for loan losses	(515)	(385)	(821)	(230)	(535)
Net interest income after provision for loan losses	7,860	8,258	8,209	7,451	6,264

NON-INTEREST INCOME:
Service charges and other income	1,097	554	433	516	513
Mortgage banking income	3,473	2,298	2,450	2,741	2,924

Total non-interest income	4,570	2,852	2,883	3,257	3,438

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,870	4,584	4,817	4,652	3,939
Occupancy expense	940	1,614	1,001	928	900
Marketing expense	888	723	769	786	679
FDIC insurance	198	208	138	106	120
Professional fees	665	358	543	386	348
Other real estate owned related expense	109	14	(13)	776	36
Merger and restructuring	-	-	1,041	2,166	731
Other	2,191	2,175	2,083	1,800	1,687
Total non-interest expense	9,861	9,676	10,379	11,600	8,438

Income/(loss) before income taxes	2,569	1,434	713	(892)	1,262

Income tax expense/(benefit)	927	474	226	(106)	471

NET INCOME /(LOSS)	1,642	960	487	(786)	791

PREFERRED DIVIDENDS	(110)	(57)	(32)	(31)	(31)

NET INCOME/(LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$1,532	$903	$455	$(817)	$760

EARNINGS/(LOSS) PER SHARE – Basic	$0.22	$0.13	$0.07	$(0.13)	$0.16
EARNINGS/(LOSS) PER SHARE – Diluted	$0.22	$0.13	$0.06	$(0.13)	$0.15

Average common shares outstanding – Basic	6,970,876	6,955,462	6,935,493	6,493,987	4,841,538
Average common shares outstanding – Diluted	7,061,867	7,047,987	7,051,660	6,493,987	4,960,457

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.68%	0.41%	0.21%	-0.39%	0.45%
Return on average common equity	8.12%	4.83%	2.44%	-3.64%	5.80%
Net interest margin	3.66%	3.93%	4.13%	3.94%	4.06%
Efficiency ratio	76.18%	84.18%	87.12%	106.04%	82.44%
Tangible common equity	8.40%	8.22%	8.48%	8.60%	9.65%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020